                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 Wellman, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 WELLMAN, INC.
                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 18, 1999
           OYSTER POINT HOTEL, 146 BODMAN PLACE, RED BANK, NEW JERSEY
                        10:00 AM, EASTERN DAYLIGHT TIME

To the Stockholders of
Wellman, Inc.

You are cordially invited to attend the 1999 Annual Meeting of the Stockholders of Wellman, Inc. to:

     - Elect directors.

     - Ratify the Board's selection of Ernst & Young LLP as independent auditors for 1999.

     - Conduct other business properly brought before the meeting.

Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

                                          Sincerely yours,

                                          DAVID K. DUFFELL
                                          Secretary

April 23, 1999

                                 WELLMAN, INC.
                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                                PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed, beginning April 23, 1999, to owners of shares of Wellman, Inc. Common Stock in connection with the solicitation of proxies by the Board of Directors for the 1999 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Wellman, Inc. stockholders, many of whom live throughout the United States and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

--------------------------------------------------------------------------------

                                    CONTENTS

                                                              PAGE
                                                              ----
Voting Procedures...........................................    3
Corporate Governance........................................    6
Election of Directors (Item 1 on Proxy Card)................    7
Ratification of Selection of Independent Accountants (Item 2
  on Proxy Card)............................................    9
Executive Compensation......................................   10
Other Matters...............................................   18

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the President of Wellman, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted as recommended by the Board of Directors.

WHO CAN VOTE? Stockholders as of the close of business on March 31, 1999 are entitled to vote. On that day, approximately 31,398,506 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

HOW DO I VOTE? Whether you plan to attend the Annual Meeting and vote in person or not, we urge you to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

HOW ARE VOTES COUNTED? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the case of shares held in the name of nominees, the nominees may vote those shares only on matters deemed routine by the New York Stock Exchange, such as the election of Directors and ratification of the selection of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called "broker non-vote" on that matter.

WHO IS THE PROXY SOLICITOR? Continental Stock Transfer & Trust Company has been retained by Wellman to assist in the distribution of proxy materials and tabulation of votes for a nominal fee plus reimbursement of out-of-pocket expenses.

WHICH STOCKHOLDERS OWN AT LEAST 5% OF WELLMAN? The following table shows, as of March 31, 1999, all persons we know to be "beneficial owners"(1) of more than 5% of Wellman's Common Stock. This information is based on reports on Schedule 13G filed with the Securities and Exchange Commission ("SEC") by the firm listed in the table below. If you wish, you may obtain copies of these reports from the SEC.

NAME AND ADDRESS                                            NUMBER OF SHARES    PERCENT
----------------                                            ----------------    -------
Dimensional Fund Advisors Inc. ...........................     1,578,300         5.02%
  1299 Ocean Avenue
  Santa Monica, CA 90401

---------------
(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you "beneficially" own Wellman Common Stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote the stock, or to sell it, or you have the right to acquire it within 60 days.

(2) Dimensional Fund Advisors Inc. has sole voting and investment power over the shares listed.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows, as of March 31, 1999, the Wellman Common Stock owned beneficially by Wellman's directors and executive officers. Except for Mr. Duff, Wellman's President, Chief Executive Officer and a director, no director or executive officer owns beneficially 1% or more of the outstanding shares of Wellman Common Stock. All directors and executive officers of Wellman as a group beneficially own 5.1% of the outstanding shares of Wellman Common Stock.

                                                             AMOUNT        PERCENTAGE OF
                                                          BENEFICIALLY        COMMON
NAME                                                     OWNED(1)(2)(3)        STOCK
----                                                     --------------    -------------
Thomas M. Duff.........................................      673,027            2.1%
James B. Baker.........................................       23,180             --
Clifford J. Christenson................................      231,114             --
Allan R. Dragone.......................................       20,761             --
Richard F. Heitmiller..................................       20,160             --
James E. Rogers........................................       17,911             --
Marvin O. Schlanger....................................        2,336             --
Raymond C. Tower.......................................       22,041             --
Roger A. Vandenberg....................................       33,165             --
James P. Casey.........................................      205,225             --
John R. Hobson.........................................       79,910             --
Keith R. Phillips......................................       78,377             --
All Directors and Executive Officers as a Group (15
  persons).............................................    1,652,244            5.1%

---------------
(1) Each of the directors and executive officers listed has sole voting and investment power over the shares listed, except for Mr. Baker. Of the shares listed for Mr. Baker, 200 are owned by his wife.

(2) The number of shares shown for each non-employee director includes the 2,000 restricted shares of Wellman Common Stock that were granted to each director at the time he was first elected to the board. These restricted shares vest over a three-year period. Each of the 2,000 restricted shares of Messrs. Baker, Dragone, Heitmiller, Rogers, Tower and Vandenberg have vested. Mr. Schlanger's 2,000 restricted shares will vest in three installments on January 12, 2000, 2001 and 2002. For more information on these restricted shares, see "Corporate Governance -- Director Compensation" on page 6.

     The number of shares shown for each non-employee director also includes the following shares that may be acquired upon exercise of stock options that were exercisable as of March 31, 1999 or that will become exercisable within 60 days of that date: Mr. Baker, 4,000; Mr. Dragone, 7,000; Mr. Heitmiller, 7,000; Mr. Rogers, 5,000; Mr. Schlanger, 0; Mr. Tower, 7,000; and Mr. Vandenberg, 7,000. For more information on directors' stock options, see "Corporate Governance -- Director Compensation" on page 6.

     The number of shares shown for each non-employee director also includes the following restricted shares that were awarded under the Deferred Compensation and Restricted Stock Plan: Mr. Baker, 13,618; Mr. Dragone, 11,760; Mr. Heitmiller, 9,827; Mr. Rogers, 7,911; Mr. Schlanger, 336; Mr. Tower, 11,040; and Mr. Vandenberg, 22,164. For more information on the Deferred Compensation and Restricted Stock Plan, see "Corporate Governance -- Director Compensation" on page 6.

(3) The number of shares shown for each executive officer includes the following shares that may be acquired upon exercise of stock options that were exercisable as of March 31, 1999 or that will become exercisable within 60 days of that date: Mr. Duff, 219,000; Mr. Christenson, 153,000; Mr. Casey, 106,000; Mr. Hobson, 62,400; and Mr. Phillips, 59,000.

     The number of shares shown for each executive officer also includes the following restricted shares that were awarded under the Deferred Compensation and Restricted Stock Plan: Mr. Duff, 40,282; Mr. Christenson, 23,333; Mr. Casey, 3,887; Mr. Hobson, 3,197; and Mr. Phillips, 10,023. For
     more information on the Deferred Compensation and Restricted Stock Plan, see "Executive Compensation -- Report of the Compensation Committee on Executive Compensation" on page 10.

     The number of shares shown for each executive officer also includes the number of shares of Wellman Common Stock owned indirectly as of March 31, 1999 by such officer in Wellman's Employee Stock Ownership Plan and Retirement Plan: Mr. Duff, 2,754 and 31,991; Mr. Christenson, 2,847 and 51,934; Mr. Casey, 2,918 and 46,832; Mr. Hobson, 3,518 and 10,795; and Mr.
     Phillips, 2,166 and 7,188.

Wellman has adopted a stock ownership policy for its directors and executive officers. Under this policy, directors and executive officers are required to beneficially own targeted amounts of Wellman Common Stock. These targets are based on compensation levels, with increasing amounts of stock required to be owned by the higher-paid executives. As of March 31, 1999, each of the directors and executive officers had met his targeted ownership level.

                              CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Wellman Certificate of Incorporation and Bylaws, Wellman's business, property and affairs are managed under the direction of the Board of Directors. Although Directors are not involved in the day-to-day operating details, they are kept informed of Wellman's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chief Executive Officer and other officers of the Company at meetings of the Board of Directors and committees of the Board.

MEETING OF THE BOARD. The Board of Directors held six meetings in 1998. Each of the incumbent Directors attended at least 75% of the Board and committee meetings to which the Director was assigned.

COMMITTEES OF THE BOARD. The Board of Directors has established three standing committees. Directors' committee memberships are included in their biographical information beginning on page 7.

Finance and Audit Committee -- monitors the auditing, accounting, methods of financing and financial reporting of the Company. The committee makes recommendations to the Board concerning the accounting firm to be employed as the independent accountants and consults with these accountants with regard to the adequacy of internal controls and the scope and results of their audits. The committee met four times in 1998.

Compensation Committee -- responsible for overseeing Wellman's compensation programs, including recommending compensation for senior management and the granting of stock options. The committee met seven times in 1998.

Corporate Governance Committee -- responsible for reviewing the composition, size and organization of the Board and its committees, and for reviewing and making recommendations with regard to director compensation. This committee is also charged with the responsibility of responding to major shareholder issues, assessing Board performance and reviewing candidate qualifications for Board membership and recommending director nominations. The committee met twice in 1998.

DIRECTOR COMPENSATION. Each non-employee director receives fees of $35,000 per year, plus $1,500 for each board or Committee meeting attended in person and $750 for each telephonic meeting attended. Each chairperson of the Board committee also receives an annual fee of $4,000. In accordance with the Deferred Compensation and Restricted Stock Plan, 50% of these fees are paid in restricted stock. In addition, the Plan allows directors to defer up to 50% (100% in 1998) of any cash remuneration due to them. Restricted stock awards are granted for such deferred compensation.

At the time of his election to the Board, each non-employee director receives 2,000 shares of Wellman's Common Stock which vest over a period of three years commencing on the election date, provided he has continuously served as a director for the preceding twelve months.

Each non-employee director also receives annually options to acquire 1,000 shares of Wellman's Common Stock.

Effective December 31, 1997, Wellman terminated its Directors Deferred Compensation Plan and Directors Retirement Plan. The Retirement Plan had provided that non-employee directors who voluntarily retired from the Board after serving as directors for three or more years were entitled to receive retirement payments equal to the annual directors fee then in effect multiplied by the number of full years of continuous service as a director. Upon termination of the Plans, the non-employee directors were entitled to receive restricted stock in exchange for the accrued benefits due to them.

Employee directors receive no compensation for their Board service.

OTHER MATTERS. The Board in 1997 established 70 years as the mandatory retirement age for directors. However, the mandatory retirement age is 75 for directors over the age of 65 at the time the policy was adopted. A director who reaches retirement age must retire at or prior to the next Annual Meeting.

--------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS
                              ITEM 1 ON PROXY CARD

Under the terms of the Bylaws, the Wellman Board consists of nine members. The nine nominees named on the following pages were renominated by the Board to serve as directors for an additional one-year term. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. If no substitute nominee(s) are designated, the size of the Board will be reduced. Director elections are determined by a plurality of the votes cast.

The following biographies provide a brief description of each nominee's principal occupation and business experience, age (as of March 31, 1999), directorships held in other public corporations and Board Committee memberships.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE LISTED NOMINEES.

                                          PRINCIPAL OCCUPATION DURING                DIRECTOR
         NAME AND AGE                         THE PAST FIVE YEARS                      SINCE
         ------------                     ---------------------------                --------
Thomas M. Duff, 51............  President, Chief Executive Officer and director   August, 1985
                                of Wellman since its inception in 1985.
James B. Baker, 53............  Partner of River Associates, LLC (private equity  August, 1994 investment fund) since 1993. Prior to 1993,
                                President and Chief Operating Officer
                                (1991-1992) and Senior Vice President
                                (1987-1991) of CONSTAR International, Inc.
                                (plastic container manufacturer). Also a
                                director, chairman of the Compensation Committee
                                and member of the Audit Committee of U.S. Xpress
                                Enterprises, Inc. Chair of the Corporate
                                Governance Committee; member of the Finance and
                                Audit Committee.
Clifford J. Christenson, 49...  Executive Vice President of Wellman since 1993    November, 1995
                                and Chief Operating Officer since 1995. Prior to
                                1993, Chief Financial Officer and Treasurer
                                since 1985.

                                          PRINCIPAL OCCUPATION DURING                DIRECTOR
         NAME AND AGE                         THE PAST FIVE YEARS                      SINCE
         ------------                     ---------------------------                --------
Allan R. Dragone, 73..........  Retired. From 1988 until 1989, Chairman of the    August, 1990
                                Board of Fiber Industries, Inc. From 1986 until
                                1990, President and Chief Executive Officer of
                                Akzo America, Inc., the U.S. subsidiary of the
                                Dutch conglomerate Akzo N.V. Also a director and
                                member of the Compensation and Finance
                                Committees of Sterling Chemicals, Inc. Member of
                                the Compensation and the Audit and Finance
                                Committees.
Richard F. Heitmiller, 70.....  President of Richard F. Heitmiller, Inc.          November, 1988
                                (consulting firm) since 1982. From 1971 until
                                1982, various executive positions with Arthur D.
                                Little, Inc. (management consultants) and Vice
                                President of its Decision Resources subsidiary.
                                Also a director of Globe Holdings Inc. Member of
                                the Compensation and the Audit and Finance
                                Committees.
James E. Rogers, 53...........  President of SCI Investors, Inc. (investment      September, 1993
                                company) since 1993. From 1991 until 1993,
                                President and Chief Executive Officer of
                                Specialty Coatings International Inc. (a
                                manufacturer). Prior to 1991, Senior Vice
                                President and Group Executive of James River
                                Corporation (a paper manufacturer). Mr. Rogers
                                is also a director and member of the
                                Compensation, Executive and Strategic Committees
                                of Owens & Minor, Inc. (a medical and surgical
                                supplies distributor) and a director and member
                                of the Compensation and Audit Committees of
                                Caraustar Industries, Inc. (a paper
                                manufacturer). Chair of the Compensation
                                Committee and member of the Corporate Governance
                                Committee.
Marvin O. Schlanger, 50.......  Principal of Cherry Hill Chemical Investments,    January, 1999
                                LLC (a chemical and allied industries management
                                services firm) since 1998. President and Chief
                                Executive Officer of ARCO Chemical Company in
                                1998; Executive Vice President and Chief
                                Operating Officer of ARCO Chemical Company from
                                1994 to 1998; prior to 1994, Chief Financial
                                Officer and director. Also a director, member of
                                the Planning and Finance Committee and Chairman
                                of the Pension Committee of UGI Corporation
                                (utility holding company). Member of the
                                Compensation and Audit and Finance Committees.
Raymond C. Tower, 74..........  Retired. From 1977 until retirement in 1990,      August, 1990
                                President and Chief Operating Officer of FMC
                                Corp. (a manufacturer of machinery and
                                chemicals). Member of the Compensation and the
                                Corporate Governance Committees.

                                          PRINCIPAL OCCUPATION DURING                DIRECTOR
         NAME AND AGE                         THE PAST FIVE YEARS                      SINCE
         ------------                     ---------------------------                --------
Roger A. Vandenberg, 51.......  President of Cariad Capital, Inc. (investment     August, 1985
                                advisor) since its inception in 1992. Managing
                                Director of Narragansett Capital, Inc.
                                (investment advisor) since its inception in
                                1986. Also a general partner of the general
                                partner of Narragansett Capital Partners-A and
                                -B, L.P. (venture capital funds) and a general
                                partner of the general partner of Narragansett
                                First Fund (a venture capital fund). Mr.
                                Vandenberg is also a director and member of the
                                Compensation Committee of Monaco Coach
                                Corporation (a manufacturer of motor homes).
                                Chair of the Finance and Audit Committee and
                                member of the Corporate Governance Committee.

                          RATIFICATION OF SELECTION OF
                            INDEPENDENT ACCOUNTANTS
                              ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Board of Directors, acting upon the recommendation of the Finance and Audit Committee, has reappointed the firm of Ernst & Young LLP as independent auditors to examine the financial statements of Wellman for the fiscal year 1999. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its recommendation.

One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee directors, met seven times during fiscal 1998. The Committee has responsibility for administering the annual Management Incentive Compensation Plan and stock option plans. The Committee is also responsible for making compensation recommendations to the Board with respect to the five executive officers whose fiscal 1998 compensation is disclosed on the Summary Compensation Table on page 13 of this proxy statement. In this capacity, the Committee determines the salary, management incentive plan awards and stock option grants for those executive officers, following administrative policies and practices which it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the executive compensation program strategy, the components of the compensation program, and the manner in which 1998 compensation determinations were made by the Committee with respect to the President and Chief Executive Officer, Mr. Thomas M. Duff, whose compensation is determined by the Committee meeting in executive session without Mr. Duff being present. Similar determinations were made by the Committee with respect to the other four executive officers, based on recommendations submitted by Mr. Duff.

Stock Ownership Policy. In February 1998 the Board of Directors, at the recommendation of the Compensation Committee, adopted a Statement of Policy which requires directors and executive officers to beneficially own targeted levels of Wellman's Common Stock based on their compensation levels. The Board believes that increasing management's ownership of the Common Stock will more closely align the interests of management and the stockholders and will motivate management to manage Wellman for long-term growth and profitability. In order to implement the Statement of Policy, Wellman adopted the Deferred Compensation and Restricted Stock Plan. Under this Plan, executives are required to defer any amounts payable under the Management Incentive Compensation Plan over their target percentage and may elect to defer up to 50% of any other cash compensation payable to them. Restricted stock awards are granted for such deferred compensation. The number of shares of restricted stock issued is equal to the cash value of the compensation earned divided by 85% of the average of the highest and lowest sales prices of Wellman Common Stock reported on the New York Stock Exchange for a 31 day period.

Compensation Strategy. The Committee endeavors to maintain an officer compensation program which is competitive with the practices of public corporations of similar revenue size. The structure for the compensation of the executive officers consists of three primary components: base salary, the Management Incentive Plan and stock options. The Committee believes a substantial component of executive officer total compensation should be based on Wellman's financial performance. The Management Incentive Plan compensates executive officers commensurate with Wellman's financial performance and other strategic goals, and annual stock option grants ensure that longer-term incentive compensation is directly related to increases in the market value of Wellman's Common Stock.

The remainder of this Committee Report describes the components of Wellman's officer compensation program and the manner in which these were administered in 1998.

Base Salary. Base salary forms the foundation of the officer compensation program. The Committee has periodically engaged compensation consultants to survey market practices to ensure executive officer salaries remain competitive in a manner which properly reflects the performance of the incumbent officers. Such surveys have included the practices of some, but by no means all, of the companies included in the peer groups shown on the Stock Performance Graph.

Mr. Duff's 1998 annual salary shown in the Summary Compensation Table below falls within the fourth quartile (above the 75th percentile) of competitive practice for corporations with revenues of comparable size. The average 1998 salaries of the other executive officers approximated the 50th percentile of competitive practice for their peers in corporations with revenues of comparable size.

Management Incentive Plan. The Management Incentive Plan ("MIP") was first implemented in 1992. Annual bonuses earned by the executive officers and other plan participants are directly related to corporate (and for operating executives, their operating unit's) profit and achieving individual strategic objectives established early in the year. Under the terms of the MIP, profit is based on operating profit less a capital charge related to the net assets employed to generate these profits. The Committee establishes for each participant in the MIP a maximum targeted award based on a percentage of base salary and the portion of that target award which is to be based upon achieving strategic goals.

Mr. Duff's target MIP award was 60% of base salary; 30% of the target award was based upon achieving strategic objectives and 70% was based upon achieving financial objectives. The target awards for the other executive officers ranged from 50% to 60% of base salary; 35% to 40% of the target awards were based upon achieving strategic objectives and 60% to 65% was based upon achieving financial objectives.

Based on his performance in 1998, the Committee recommended the payment of an annual bonus of $321,893 for Mr. Duff.

Stock Options. Annual stock option grants represent the third component of Wellman's executive compensation program. All stock options are granted with exercise prices equal to fair market value of the stock on the date of grant so that optionees share in the future growth in market value of Wellman's Common Stock. To ensure stock options provide a longer-term stockholder value-based incentive, 20% of the options granted in a year become exercisable (i.e., the optionee can purchase the option shares) on the first through fifth anniversaries of the grant date, provided the optionee remains an employee.

The Chief Executive Officer submits proposed stock option grants for the executive officers (other than himself) to the Committee for approval. In making the final determination of option grants, the Committee considers the individual executive's scope of responsibility, individual performance, the levels of profits and return on assets of the corporation and of its operating divisions (with no specific target levels being established), competitive levels of option grants, and the aggregate number of options awarded to the executive to date. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

The Option Grants Table on page 14 shows the terms and size of 1998 option grants made to the executive officers named in the Summary Compensation Table below.

The values shown under the "Grant Date Value" column of this table represent an estimate of the potential value of these grants. These projections should not be construed as a forecast of future stock price or the compensation that will be realized from the actual exercise of these options. Unless the future price of Wellman's stock is higher than $18.81 per share, the price at the time the 1998 options were granted, these options will have no value.

The Committee believes that the compensation paid by the Corporation to the executive officers will be fully deductible.

This report has been provided by the Compensation Committee.

     Allan R. Dragone
     Richard F. Heitmiller
     James E. Rogers (Chairperson)
     Marvin O. Schlanger
     Raymond C. Tower

                              COMPENSATION TABLES

The following table summarizes the compensation for the years ended December 31, 1998, 1997 and 1996 of the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                    LONG-TERM COMPENSATION AWARDS
                                    --------------------------------------   --------------------------------------------
                                                                                             SECURITIES
                                                                OTHER         RESTRICTED     UNDERLYING
                                                               ANNUAL            STOCK        OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)   AWARDS(1)(3)     SARS(4)     COMPENSATION(5)
---------------------------  ----   ---------   --------   ---------------   -------------   ----------   ---------------
Thomas M. Duff............   1998   $695,000    $321,893       $70,688         $109,830        50,000        $149,978
  President, CEO             1997   $680,000    $464,683       $69,105               --            --        $150,078
                             1996   $665,000    $ 61,574       $71,239               --        70,000        $215,023
Clifford J. Christenson...   1998   $375,000    $183,863       $37,416         $ 56,013        35,000        $ 81,008
  Executive Vice             1997   $360,000    $246,770       $36,036               --            --        $ 81,108
  President, COO             1996   $360,000    $ 49,896       $35,275               --        50,000        $109,611
James P. Casey............   1998   $282,500    $ 81,595       $28,167         $  8,387        25,000        $ 58,382
  Vice President;            1997   $275,000    $ 85,530       $27,344               --            --        $ 58,482
  President, Fibers Group    1996   $270,000    $ 24,300       $25,761               --        35,000        $ 85,358
John R. Hobson............   1998   $215,000    $ 77,252       $21,691         $  8,387        25,000        $ 49,393
  Vice President,            1997   $200,000    $149,594       $20,329               --            --        $ 49,493
  Recycled Products Group    1996   $200,000    $ 63,817       $19,529               --        35,000        $ 64,416
Keith R. Phillips.........   1998   $217,500    $107,590       $21,320         $ 23,267        20,000        $ 43,921
  Vice President,            1997   $210,000    $136,797       $20,608               --            --        $ 44,021
  Chief Financial            1996   $207,500    $ 26,458       $20,607               --        30,000        $ 59,195
  Officer and Treasurer

---------------
(1) Under the Deferred Compensation and Restricted Stock Plan, employees may elect to defer specified amounts of salary, bonus and other cash compensation. Restricted stock awards are granted for such deferred amounts. The amounts of salary and bonus set forth include the following deferred amounts: Mr. Duff, $360,013 and $200,000; Mr. Christenson, $140,010 and $140,000; Mr. Casey, $45,012 and 0; Mr. Hobson, $45,012 and 0; and Mr.
    Phillips, $67,508 and $50,000. The shares of restricted stock issued in connection with these deferred amounts are reflected in the Restricted Stock Awards column above.

(2) Includes Wellman's contributions to life insurance premiums or payments in lieu thereof (Mr. Duff, $70,688; Mr. Christenson, $37,416; Mr. Casey, $28,167; Mr. Hobson, $21,691; and Mr. Phillips, $21,320 in 1998).

(3) These amounts are the dollar values of restricted stock awards granted under the Deferred Compensation and Restricted Stock Plan, which was adopted in 1998. Each value is determined by multiplying the number of shares in each award by the closing market price of Common Stock on the date of grant and subtracting the consideration paid by the Named Executive Officer. Holders of restricted stock receive the same cash dividends as other stockholders owning Common Stock.

    The aggregate number of all restricted stock and value at December 31, 1998 (determined by taking the number of shares issued at December 31, 1998 multiplied by the closing market price on December 31, 1998, net of any consideration paid) are shown below. The aggregate amount paid for these shares was $657,554. Amounts shown do not include the restricted shares issued in connection with the bonuses for 1998 since such bonuses were not paid until March 1999.

                                                   AGGREGATE
                                                   RESTRICTED
                                                     SHARES      NET VALUE
                                                   ----------    ---------
Mr. Duff.........................................    17,300      $(183,769)
Mr. Christenson..................................     6,728      $ (71,468)
Mr. Casey........................................     2,163      $ (22,976)
Mr. Hobson.......................................     2,163      $ (22,976)
Mr. Phillips.....................................     3,244      $ (34,459)

(4) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(5) Consists of Wellman's contributions to employee retirement ($21,053 for each of Messrs. Duff, Christenson, Casey, Hobson and Phillips in 1998), supplemental retirement (Mr. Duff, $124,125; Mr. Christenson, $55,155; Mr. Casey, $32,529; Mr. Hobson, $23,540; and Mr. Phillips, $18,068 in 1998), and
    savings plans ($4,800 for each of Messrs. Duff, Christenson, Casey, Hobson, and Phillips in 1998).

The following table sets forth certain information relating to option grants pursuant to the Option Plan in the year ended December 31, 1998 to the individuals named in the Summary Compensation Table above.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                         INDIVIDUAL GRANTS
                                 -----------------------------------------------------------------
                                   NUMBER OF      % OF TOTAL
                                  SECURITIES     OPTIONS/SARS   EXERCISE
                                  UNDERLYING      GRANTED TO    OR BASE
                                 OPTIONS/SARS    EMPLOYEES IN    PRICE     EXPIRATION   GRANT DATE
NAME                             GRANTED(1)(2)   FISCAL YEAR     ($/SH)       DATE       VALUE(3)
----                             -------------   ------------   --------   ----------   ----------
Thomas M. Duff.................     50,000           11.1%       18.81      2/17/09      $478,500
Clifford J. Christenson........     35,000            7.8%       18.81      2/17/09      $334,950
James P. Casey.................     25,000            5.6%       18.81      2/17/09      $239,250
John R. Hobson.................     25,000            5.6%       18.81      2/17/09      $239,250
Keith R. Phillips..............     20,000            4.5%       18.81      2/17/09      $191,400

---------------
(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) All options granted to the named executives were granted on February 17, 1998 pursuant to Wellman's Stock Option Plan. The options become exercisable in 20% increments on February 17, 1999, 2000, 2001, 2002 and 2003. If a
    Change of Control (as defined in the Plan) occurs, these options would immediately become exercisable.

(3) Based on the Black-Scholes option pricing model. The use of this model should not be construed as an endorsement of its accuracy at valuing options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the actual value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions:

Stock price..............................    $19.44
Exercise price...........................    $18.81
Expected option term.....................   7 years
Stock price volatility...................      .453
Dividend yield...........................      1.05%
Risk-free interest rate..................      4.83%

The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 1998 by such individuals.

                            FY-END OPTION/SAR VALUES

                                       NUMBER OF SECURITIES                  VALUE OF
                                      UNDERLYING UNEXERCISED         UNEXERCISED IN-THE-MONEY
                                      OPTIONS/SARS AT FY-END        OPTIONS/SARS AT FY-END(1)
                                   ----------------------------    ----------------------------
NAME                               EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                               -----------    -------------    -----------    -------------
Thomas M. Duff...................    219,000         104,000           --              --
Clifford J. Christenson..........    153,000          75,000           --              --
James P. Casey...................    106,000          53,000           --              --
John R. Hobson...................     62,400          51,400           --              --
Keith R. Phillips................     59,000          46,000           --              --

---------------
(1) None of the Corporation's outstanding options were in-the-money on December 31, 1998.

STOCK PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return for Wellman's stock with the Standard & Poor's ("S&P") 500 Stock Index and the S&P Midcap 400 Index. Due to the unique nature of its operations, Wellman believes there exists no appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. Wellman has derived an average of approximately 66% of its total sales over the last three years from the sale of man-made fibers, primarily polyester. Wellman believes that the polyester fiber manufacturing operations of its major publicly-owned competitors, if such operations could be analyzed separately, would not represent as significant a proportion of their sales or operations. Wellman, which is the world's largest PET (polyethylene terephthalate) plastic recycler, believes it is the only major polyester fiber producer to utilize a significant amount of recycled raw materials in its manufacturing operations.
[STOCK PERFORMANCE GRAPH]

                                                      WELLMAN, INC.                  S&P 500                 S&P MID-CAP 400
                                                      -------------                  -------                 ---------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                   153.37                      101.32                       96.42
'1995'                                                   123.72                      139.40                      126.25
'1996'                                                    94.58                      171.40                      150.49
'1997'                                                   109.62                      228.59                      199.03
'1998'                                                    58.61                      293.91                      237.05

The above graph assumes $100 invested on December 31, 1993 in Wellman's stock and $100 invested at that time in each of the two indices. The comparison assumes that all dividends are reinvested.

PENSION PLAN

Fiber Industries, Inc. ("FII"), a subsidiary of Wellman, maintains the Fiber Industries, Inc. Retirement Income Plan (the "Pension Plan"), a tax-qualified defined benefit pension plan for eligible employees of FII, which included Mr. Casey. Effective July 1, 1991, no additional employees became participants in the Pension Plan.

Participants are entitled to a monthly retirement benefit if they retire (i) at or after age 65 (normal retirement age) or (ii) at or after age 55 with either five or ten years of vesting service depending on whether they retire directly from employment with FII or are transferred Celanese employees. Participants whose employment with FII terminates after five years of vesting service will also be eligible for a monthly retirement benefit. If benefits are paid prior to normal retirement age they may be reduced, depending on the date benefits begin and the participant's age and service.

A participant's normal retirement benefit is calculated under a formula which takes into consideration final average compensation, years of service up to 35, and benefits to be derived through Social Security and certain employee benefit plans. Final average compensation covered by the Pension Plan is based on the combined amounts set forth under the headings "Salary" and "Bonus" of the Summary Compensation Table for Mr. Casey.

Benefits, computed on the basis of a straight life annuity, are payable upon early, normal and late retirement, and upon death of a participant with at least five years of service. If benefits are paid in a form other than a straight life annuity to the Participant, they are adjusted actuarially to reflect the features of such other form.

The following table illustrates the estimated annual normal retirement benefits payable under the Pension Plan. These benefit levels assume an employee's retirement at age 65 during 1998 and payment in the form of a single life annuity.

                        YEARS OF SERVICE
AVERAGE    ------------------------------------------
EARNINGS     15       20       25       30       35
--------   ------   ------   ------   ------   ------
$125,000   11,144   20,489   29,834   39,179   48,525
$150,000   12,919   24,201   35,484   46,767   58,049
$175,000   14,085   23,570   35,369   47,169   58,968
$200,000   16,146   26,238   36,662   47,995   59,327
$225,000   18,208   29,588   41,232   54,012   66,793
$250,000   20,270   32,938   45,801   60,030   74,258
$275,000   22,331   36,288   50,371   66,047   81,723
$300,000   24,393   39,638   54,884   71,914   88,999
$400,000   25,751   41,846   57,941   74,036   91,301
$450,000   25,751   41,846   57,941   74,036   91,301
$500,000   25,751   41,846   57,941   74,036   91,301
$600,000   25,751   41,846   57,941   74,036   91,301
$700,000   25,751   41,846   57,941   74,036   91,301

Notwithstanding the above table, benefits under the Pension Plan may not exceed certain limits imposed by the Internal Revenue Code (the "Code"). The maximum benefit payable in 1998 is $130,000. The table incorporates the Code limitations on compensation allowable under a qualified pension plan. The limit on compensation allowable in 1998 is $160,000. In addition, the above estimated benefits are subject to limitations for employees who also participate in the Wellman, Inc. Retirement Plan and the Wellman, Inc. Employee Stock Ownership Plan. The estimated credited years of service under the Pension Plan for Mr. Casey is 30 years.

EMPLOYMENT AGREEMENTS

Wellman has entered into change of control employment agreements with Messrs. Duff, Christenson, Casey, Hobson and Phillips. These agreements are intended to encourage such executives to remain in Wellman's employ by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control is defined to include the acquisition by any person or group of 20% or more of Wellman's then outstanding stock, a change in the majority of its Board of Directors or approval of a reorganization, merger or consolidation by Wellman's stockholders.

The employment agreements (which include provisions for renewal and for automatic extension upon a change of control) provide for employment as officers of Wellman at base salaries determined by the Board of Directors, plus participation in the executive bonus plan. Provided there has been no change in control, the employment agreements of the executives other than Mr. Duff provide the executive's employment may be terminated upon 30 days notice. Mr. Duff's agreement provides that, provided there has been no change in control, his employment may be terminated at any time but that he will be entitled to one year's compensation in the event of termination other than for cause or disability.

In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Wellman executives and shall receive reimbursement for expenses and automobiles. The agreements provide that if the executive is terminated after a change of control, other than for cause, death or disability, or if the executive terminates for good reason (as defined in the agreements), the executive is entitled to receive his salary and bonus through the date of termination and a lump sum severance payment equal to three times the sum of his base salary and annual bonus (and certain other benefits). Further, an additional payment is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

                                 OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Wellman's officers and directors, and persons who own more than 10% of a registered class of its equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish Wellman with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Wellman, it believes that during 1998 all Section 16(a) filing requirements applicable to its insiders were complied with.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Under the regulations of the SEC, a record or beneficial owner of shares of Wellman's Common Stock may submit proposals to be included in the proxy statement on proper subjects for action at the 2000 Annual Meeting of Stockholders. All such proposals must be mailed to the Investor Relations Manager at Wellman at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 and must be received at that address on or before December 8, 1999, in order to be included in the proxy relating to the 2000 Annual Meeting. A record or beneficial owner of shares of Wellman's Common Stock may also submit proposals on proper subjects for action at the 2000 Annual Meeting without including such proposals in the proxy statement for such meeting. Wellman must be notified of such owner's intention to do this no later than April 16, 2000.

                                          By order of the Board of Directors,

                                          DAVID K. DUFFELL
                                          Secretary

New York, New York
April 23, 1999

                                 WELLMAN, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE CORPORATION FOR ANNUAL MEETING MAY 18, 1999

    The undersigned hereby appoints THOMAS M. DUFF, CLIFFORD J. CHRISTENSON and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 18, 1999 or at any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSALS 1, 2 AND 3.

   1. Election of Directors:

        FOR all nominees (Except as            WITHHOLD AUTHORITY to vote
        marked to the contrary below) [ ]      for all nominees listed below [ ]



  JAMES B. BAKER    CLIFFORD J. CHRISTENSON   ALLAN R. DRAGONE   THOMAS M. DUFF
          RICHARD F. HEITMILLER   JAMES E. ROGERS   MARVIN O. SCHLANGER
                    RAYMOND C. TOWER   ROGER A. VANDENBERG

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
                    WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

    2. Proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1999.

                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

                          (Continued from other side)

    3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

       Dated: ............................................................, 1999
       .........................................................................
       .........................................................................
                                    SIGNATURE(S)

       NOTE: JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.